Exhibit 15
                                                             ----------

     Reading & Bates Corporation

     We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828 and No. 33-50565 its Form 10-Q for the quarter ended March 31, 1994, which includes our report dated April 20, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning Sections 7 and 11 of the Act.


/s/Arthur Andersen & Co.

Houston, Texas
April 20, 1994